11.9 of the Partnership Agreement the General Partners and/or their Affiliates will return to the Partnership an appropriate amount of the Acquisition Fees paid to them without interest. In addition, the General Partners will receive a Placement Fee from each Operating Partnership in connection with the Acquisition by the Partnership of a Preferred Equity Investment therein. See note 4 above.

      (6) The Partnership will pay all Acquisition Expenses not paid by the Operating Partnerships. To the extent that Acquisition Expenses payable by the Partnership are less than 0.25% of Gross Proceeds, the General Partners will receive the difference.

      (7) The Partnership initially expects to reserve 1.0% of the Gross Proceeds as a reserve for working capital ("Reserves"). In addition, the Operating Partnerships are expected to maintain working capital reserves independent of those maintained by the Partnership to the extent that the Special General Partner and the Developer determine that the same is necessary or advisable. See "Investments Objectives and Policies--Interim Investments and Reserves."

                             MANAGEMENT COMPENSATION

      The following table sets forth the types and estimates of the amounts of all fees, compensation, income, distributions and other payments that the General Partners and their Affiliates will or may receive in connection with the business and operations of the Partnership and the Operating Partnerships. Such fees, compensation, income, distributions and other payments were not determined by arm's length bargaining. See "Conflicts Of Interest."


                                          Entity or Entities Receiving               Method of Determination
 Form of Compensation                     Compensation or Reimbursement            and Estimated Dollar Amount
 --------------------                     --------------------------------         ---------------------------

                                              OFFERING STAGE

 Selling Commissions ..............         Selling Agent, an Affiliate        7% of the aggregate purchase price of BUC$
                                            of Pru-Bache Properties            sold by the Partnership (assuming no volume
                                                                               discounts); actual amount depends upon
                                                                               number of BUC$ sold; up to $4,050,200
                                                                               if maximum number of BUC$ is sold without
                                                                               any quantity discount. (1)

 Non-Accountable Expense Allowance..        General Partners (3)               The amount, if any, by which Organization
                                                                               and Offering Expenses are less than 2.5% of
                                                                               Gross Proceeds; not determinable at this
                                                                               time. (2)

                                            ACQUISITION STAGE (4)

 Acquisition Fees ..................        General Partners (3)               4% of the Gross Proceeds in consideration of
                                                                               the services of the General Partners in
                                                                               selecting and evaluating Preferred Equity
                                                                               Investments for acquisition by the Partnership,
                                                                               negotiating the terms of the Partnership's
                                                                               acquisition of Preferred Equity Investment, and
                                                                               closing the acquisition of Preferred Equity
                                                                               Investments by the Partnership; up to $178,800 if the
                                                                               minimum sub scripton is sold and $2,314,400 if the
                                                                               maxmium subscription is sold. (5)

 Placement Fees ....................        General Partners (3)               An amount equal to up to 2% of the Gross Proceeds
                                                                               payable by the Operating Partnerships in
                                                                               reimbursement of expenses incurred and services
                                                                               performed by the General Partners in connection with
                                                                               the administration of the acquisition of Preferred
                                                                               Equity Investments, estimated to be $89,400 if the
                                                                               minimum subscription is sold and $1,157,200 if the
                                                                               maxmium subscription is sold.



                                          Entity or Entities Receiving               Method of Determination
 Form of Compensation                     Compensation or Reimbursement            and Estimated Dollar Amount
 --------------------                     -----------------------------            ---------------------------
 Non-Accountable Acquisition Expense        General Partners (3)               An amount, if any, by which Acquisition Expenses
 Allowance .........................                                           paid by the Partnership are less than .25% of
                                                                               Gross Proceeds; not determin able at this time.

                                                OPERATIONAL STAGE (6)

 Participating Interest in Cash Flow        General Partners (3)               0.5% annually of the aggregate Invested Assets
                                                                               (see "Glossary"), payment of half of which for any
                                                                               year will be subordinated to the distribution to BUC$
                                                                               of Cash Available for Distribution for that year in
                                                                               an amount equal to 8% per annum on their Adjusted
                                                                               Contributions; estimated to be not more than $261,817
                                                                               per year if the maximum number of BUC$ is sold and
                                                                               sufficient Preferred Equity Investments are acquired
                                                                               to utilize the Gross Proceeds of such sale; any
                                                                               amount of such Distribution not made for any year
                                                                               will be deferred without interest and will be paid
                                                                               only out of Sale or Refinancing Proceeds after
                                                                               BUC$holders have received their Priority Return and a
                                                                               return of their Original Contributions.

 Share of Distributions of Operating        Special General Partner as         0.01% of all distributions by the Operating
 Cash Flow by the Operating                  Special Limited Partner of        Partnerships of operating cash flow from the
 Partnerships ......................        Operating Partnerships (3)         Properties for any fiscal year after distribution
                                                                               to the Partnership of amounts sufficient to satisfy
                                                                               its Preferred Equity Return with respect to such year
                                                                               and all prior years. Actual amounts depend upon the
                                                                               results of operations of the Properties and cannot be
                                                                               estimated at this time. See Allocations and
                                                                               Distributions."

 Distributive Share of Distributions        General Partners (3)               2% of all distributions by the Partnership of Cash
 of Cash Available for Distribution                                            Available for Distribution for any year After payment
 by the Partnership ................                                           of the Participating Interest in Cash Flow; actual
                                                                               amounts received depend upon the results of
                                                                               operations of the Partnership and cannot be
                                                                               estimated at this time. See "Allocations and
                                                                               Distributions."

 Accountable Operating Expense              General Partners (3)               The lesser of (i) actual costs incurred in providing
 Reimbursement .....................                                           goods and materials acquired and services performed
                                                                               for the Partnership, or (ii) with respect to services
                                                                               performed for the Partnership, 90% of the amount that
                                                                               an independent third party would charge for such
                                                                               services.

                                                        18

                                          Entity or Entities Receiving               Method of Determination
 Form of Compensation                     Compensation or Reimbursement            and Estimated Dollar Amount
 --------------------                     --------------------------------         ---------------------------
                                                  SALE OR REFINANCING STAGE

Subordinated Interest in                    General Partners and               Subordinated Interest in Disposition Proceeds be paid
Disposition Proceeds ...............         Affiliates (3)                    by the Partnership upon sale of a Property or
                                                                               Preferred Equity Investment if the General Partners
                                                                               or their Affiliates provide substantiai services in
                                                                               connection therewith, in an amount equal to the
                                                                               lesser of (i) 3% of the gross sales price, or (ii)
                                                                               one-half of the normal and competitive rate
                                                                               customarily charged by unaffiliated parties rendering
                                                                               similar services, in each case only after the
                                                                               BUC$holders have received an amount equal to their
                                                                               Adjusted Contributions plus payment of an annual
                                                                               cumulative simple interest return thereon of 6% (as
                                                                               such return may have been satisfied through prior
                                                                               distributions of Cash Available for Distribution).
                                                                               (7)


 Share of Proceeds of Sale or               Special General Partner as         0.01% of all distributions by each Operating
 Refinancing of Properties by the           Special Limited Partner of         Partnership of the net proceeds of the Sale or
 Operating Partnerships ............        Operating Partnerships (3)         or Refinancing of Properties after distribution to
                                                                               the Partnership of amounts of Sale or Refinancing
                                                                               Proceeds (i) sufficient to pay any unsatisfied
                                                                               portion of its Preferred Equity Return for the year
                                                                               of distribution and all prior years and (ii) equal in
                                                                               the aggregate to the amount of the Preferred Equity
                                                                               Investment; actual amounts depend upon the net
                                                                               proceeds of the Sale or Refinancing of Properties and
                                                                               other factors and are not determinable at this time.

 Distributive share of Sale and             General Partners (3)               2% of all distributions of Sale or Refinancing
 Refinancing Proceeds distributed                                              Proceeds by the Partnership until the BUC$holders
 by the Partnership ................                                           have received distributions of Sale or Refinancing
                                                                               Proceeds from the Partnership in an aggregate amount
                                                                               equal to (i) their Priority Return for any year not
                                                                               there tofore satisfied through the distribution by
                                                                               the Partnership to s of Cash Available for
                                                                               Distribution and prior distributions of Sale or
                                                                               Refinancing Proceeds and (ii) an amount equal to the
                                                                               aggregate Adjusted Contributions of the BUC$ holders;
                                                                               thereafter, 15% of such distributions of Sale or
                                                                               Refinancing Proceeds; actual amounts depend upon the
                                                                               net proceeds of the Sale or Refinancing of Properties
                                                                               and other factors and are not determinable at this
                                                                               time. See "Allocations and Distributions."
                                                                  19

      (1) The estimated amounts are based on the assumption that all of the BUC$ will be sold directly by the Selling Agent. In addition, the Partnership will reimburse the Selling Agent for certain accountable expenses in connection with the offering of BUC$. In no event will the total underwriting compensation to be paid, including underwriting commissions, sales commissions and public offering expense reimbursements, exceed 10% of the Gross Proceeds, except that up to an additional 0.5% of the Gross Proceeds may be paid in reimbursement of bona fide due diligence expenses.

      (2) A portion of the nonaccountable expense allowance may be deemed to be underwriting compensation. See Note 1 above. The General Partners and/or their Affiliates will pay all Organization and Offering Expenses of the Partnership excluding underwriting and sales commissions in excess of 2.5% of the Gross Proceeds. See "Plan of Distribution."

      (3)  All  fees,   compensation   and  interests  in  Cash   Available  for
Distribution and Sale or Refinancing Proceeds will be allocated between the General Partners as they shall determine from time to time.

      (4) Pursuant to Section 15.8 of the Partnership Agreement, the General Partners must commit to Preferred Equity Investments a percentage of the Gross Proceeds equal to 82.5% of Gross Proceeds. In the event that the Preferred Equity Investments would otherwise be insufficient, the Acquisition Fees payable by the Partnership will be decreased by an amount necessary for compliance with
Section 15.8.

      (5) Acquisition Fees will be paid to The General Partners or their Affiliates by the Partnership as proceeds from the offering are received without regard to the results of the Partnership's operations. However, if The Partnership is required to return any uninvested Net Proceeds pursuant to
Section 11.9 of the Partnership Agreement, The General Partners and/or their Affiliates will return to the Partnership an appropriate portion of the Acquisition Fees paid to Them without interest.

(6) It is expected that each Operating Partnership will pay property management fees which will be competitive for similar services in the same geographic area to a property manager that is not an Affiliate of the General Partners. See "Management of Properties." In the unlikely event that the General Partners or their Affiliates provide supervisory property management services for the Partnership's Properties, they will be enticed to receive a fee which is competitive for similar services in the same geographic area, but not exceeding SO of the annual Gross Revenues from the Properties.

(7) The General Partners or their Affiliates are entitled to receive a Subordinated Interest in Disposition Proceeds only on those sales in which such entity participates and provides substantial services, including but not limited to any one or more of the following: preparing a brochure or presentation on the Property or Preferred Equity Investment to be sold, structuring the terms of the sale transaction, finding prospective purchasers and negotiating the sale. If non-Affiliates participate in a sale, the subordination requirement of The Partnership Agreement shall apply only to Affiliates involved in the transaction. In addition, the Partnership Agreement limits the payment to all parties upon the sale of a Property to no more than 6% of the gross sales of such Property.

the General Partner shares in certain Partnership distributions and tax benefits in a manner disproportionate to their capital contributions, the General Partner is being compensated directly out of the plan's assets, rather than Partnership assets, in exchange for the provisions of services to the plan, i.e., for establishing the Partnership and making it available as an investment to the plan. If this were the case, then absent a specific exemption applicable to the transaction, a prohibited transaction could be determined to have occurred between the investing plan and the General Partner. Accordingly, the General Partners will not permit a plan to invest in the Partnership if any General Partner or an Affiliate thereof is a fiduciary of such plan.

     Based on the foregoing, and because BUC$ are expected to be held by at least 100 persons who are independent of the Partnership and independent of one another, counsel will render an opinion as of the date of the Prospectus that it is more likely than not that the underlying assets of the Partnership will not be considered to be plan assets for s, the transactions described in this Prospectus that the Partnership might enter into with the General Partners or their Affiliates will not constitute "prohibited transactions" under ERISA, and the receipt of any Distribution or tax allocation by the General Partners disproportionate to their capital contributions will not constitute "prohibited transactions."

                               DESCRIPTION OF BUC$

The BUC$ will represent all of the economic and virtually all of the ownership rights attributable to Limited Partnership Interests held by Related BUC$ Associates, Inc., an Affiliate of the Related General Partner, which is serving as the depositary for such Limited Partnership Interests and as Assignor Limited Partner. Each BUC will represent a Limited Partnership Interest of $20. BUC$ will be issued in registered form only and will generally be freely transferable (see below) commencing 45 days after the Final Closing Date, unless the General Partners, in their discretion, allow earlier transfers, and except when transfers would be restricted under federal or state securities laws. If the General Partners believe that it is in the best interest of the Partnership, they intend to apply to list the BUC$ for trading on NASDAQ or a national exchange. There can be no assurance that the BUC$ will be listed or quoted or that, if listed or quoted, a market in the BUC$ will develop.

     Subscribers for BUC$ in the Offering will become assignees of the Assignor Limited Partner upon the closing of the sale of the BUC$ purchased by them. At such closing, the $20 purchase price (less volume discounts, if any, and Selling Commissions) for each BUC will be contributed to the Partnership and by amendment to the Partnership Agreement, the Assignor Limited Partner will become a Limited Partner with respect to a corresponding amount of Limited Partnership Interests. By operation of the Partnership Agreement, the Limited Partnership Interests thereby acquired by the Assignor Limited Partner are assigned to the subscribers for the BUC$ and the Assignor Limited Partner simultaneously will cause to be issued BUC$ registered in the names of the BUC$ purchasers or their nominees.

     Although under Delaware law, an assignee, unlike a substituted limited partner, is not entitled to all the statutory rights of a limited partner, including voting rights and the right to inspect and copy the Partnership's books, the Partnership has granted such rights to s under the Partnership Agreement, to the fullest extent permitted by law.

     Following the termination of the Offering, s who wish to exchange their BUC$ for Limited Partnership Interests and become Limited Partners may do so by executing and delivering to the Partnership subscription agreements and applications (which are available upon request from the General Partners) and making payment not to exceed $100 per transaction to cover expenses involved in the transfer. s surrendering BUC$ to become substituted Limited
Partners will be admitted to the Partnership monthly following the submission of all required documents to the Assignor Limited Partner and acceptance of such investors by the General Partners. Limited Partnership Interests will not be listed for trading on any securities exchange or included for quotation on the NASDAQ System and it is not anticipated that a public market will develop for Limited Partnership Interests. There are also certain restrictions on the transfers of Limited Partnership Interests. See "Summary of Partnership Agreement--Transferability of Limited Partnership Interests." Accordingly, holders of Limited Partnership Interests are expected to encounter greater difficulty in selling or pledging their Limited Partnership Interests than holders of BUC$. Therefore, Limited Partnership Interests should only be considered as a long-term investment. BUC$ which have been exchanged for Limited Partnership Interests will be cancelled and will not be reissued. INVESTORS WHO EFFECT SUCH AN EXCHANGE WILL NOT BE ABLE TO RE-EXCHANGE THEIR LIMITED PARTNERSHIP INTERESTS FOR BUC$.

Bankers Trust Company will act as the transfer agent and registrar for the BUC$.

     The transferee of BUC$ shall not be recognized as an assignee of Limited Partnership Interests unless and until the day such transfer is received and recorded by the transfer agent of the Partnership in respect of the BUC$. See "Summary of Partnership Agreement--Transferability of Limited Partnership Interests" for a discussion of transfers of Limited Partnership Interests and the restriction that no BUC may be sold, assigned or exchanged if such BUC, when added to the total of all BUC$ and Limited Partnership Interests sold or exchanged within the prior 12 months, would result in the termination of the Partnership.

     The General Partners have the ability, without a vote of Limited Partners or s, to delist BUC$ from public trading markets, to cause the Assignor Limited Partner to cancel all BUC$ and to cause the holders of such BUC$ to become substituted Limited Partners in the Partnership to the extent of their holdings in BUC$ and/or to impose additional restrictions on transfers of BUC$ or Limited Partnership Interests should the General Partners deem it advisable or necessary to do so in order to preserve the tax status of the Partnership as an entity taxable as a partnership and not as a corporation for federal income tax purposes or, if necessary, to provide for continued availability of tax benefits. The Partnership does not intend to redeem or repurchase any of the BUC$ or Limited Partnership Interests during the life of the Partnership.

                        SUMMARY OF PARTNERSHIP AGREEMENT

      The rights and obligations of the Partners in the Partnership are governed by the Partnership Agreement, the form of which is set out in its entirety at the end of this Prospectus as Exhibit A. The s will become assignees of the Assignor Limited Partner of the Partnership and as such, their rights will also be governed by the terms of the Partnership Agreement. Prospective investors should study the Partnership Agreement carefully. The following statements and other statements in this Prospectus concerning the Partnership Agreement and related matters are merely an outline, do not purport to be complete and in no way modify or amend the Partnership Agreement.

     BUC$ HOLDERS WILL BE BOUND BY THE PROVISIONS OF THE  PARTNERSHIP  AGREEMENT


Nature of Partnership

      Summit Preferred Equity L.P. is a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act. The Partnership Agreement authorizes the issuance and sale for cash of up to 2,893,000 Limited Partnership Interests and BUC$ representing the assignment of such Limited Partnership Interests. The Initial Limited Partner acquired 150 Limited Partnership Interests and will with. draw as a Limited Partner at the first closing of the sale of BUC$.

The Responsibilities of the General Partners

      The General Partners have the exclusive management and control of all aspects of the business of the Partnership. In the course of their management, the General Partners may acquire, hold, encumber, sell, dispose of and otherwise deal with and invest in Preferred Equity Investments upon such terms as they determine to be in the best interests of the Partnership. They may also employ such persons, including, under certain circumstances, Affiliates of the General Partners, as they deem necessary or desirable for the efficient operation of the Partnership. However, the Partnership Agreement provides that prior to the sale, pledge or encumbrance of all or substantially all of the assets of the Partnership, Holders holding more than 50% of the total outstanding Limited Partnership Interests and BUC$ must approve of such sale or pledge. Neither the Limited Partners nor the s shall have any authority to transact business for or participate in the control of the business of the Partnership. The authority of the General Partners is also subject to certain express restrictions set forth in the Partnership Agreement. None of the General Partners will take any action which constitutes its voluntary withdrawal from the Partnership until the dissolution of the Partnership.

Tax Matters Partner

      The Related General Partner has been designated the "Tax Matters Partner" under Section 15.10 of the Partnership Agreement to manage administrative tax proceedings conducted at the Partnership level by the IRS with respect to Partnership matters. Any Partner has the right to participate in such administrative proceedings relating to the determination of Partnership items at the Partnership level. Expenses of such administrative proceedings undertaken by the Tax Matters Partner will be paid for out of Partnership assets. Each Holder who elects to participate in such proceedings will be responsible for any expense incurred by such Holder in connection with such participation. Further, the cost to a Holder of any adjustment, and the cost of any resulting audit or adjustment of a Holder's tax return, will be borne solely by the affected Holder. See "Federal Income Tax Considerations--Tax Returns, Tax Information, Audits and Proceedings"; and "Conflicts of Interest--Tax Matters Partner."

Liability of s and Limited Partners

      A 's capital and a Limited Partner's capital are subject to the risks of the Partnership's business. In general, limited partners are not liable for a limited partnership's obligations unless they take part in the management or control of the business of the partnership and thereby incur liability as general partners. In the opinion of counsel to the Partnership, no Limited
Partner of the Partnership will have any liability under Delaware law for obligations of the Partnership in excess of the Limited Partner's capital contribution and share of the Partnership's assets and undistributed profits, except for any duty to return certain distributions and returns of capital, unless such Limited Partner takes part in the control of the Partnership's business.

     Under the Delaware Act, the exercise by Limited Partners of the voting rights contemplated by the Partnership does not constitute taking part in the management or control of the business of the Partnership. In the opinion of counsel to the Partnership, the liability of the BUC$ holders will be no greater than that of a Limited Partner of the Partnership.

                                       89